EXHIBIT 10.15

AMENDED AND RESTATED FIRST AMENDMENT TO LEASE

This Amended and Restated First Amendment to Lease (this “Restated Amendment”) is entered into effective as of the 1st day of September, 2004, by and between GATEWAY CENTER LLC, a Delaware limited liability company (“Landlord”) and NOVACEA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant’s predecessor in interest, D-Novo Therapeutics, Inc., previously entered into that certain Office Lease dated March 1, 2002 (the “Lease”) whereby Landlord leased to Tenant and Tenant leased from Landlord Four Thousand Three Hundred Nineteen (4,319) rentable square feet of space on the fourth (4th) floor of the building known as 601 Gateway Boulevard, South San Francisco, CA 94080 (the “Building”) commonly known as Suite 450 (the “Premises”).

B. Tenant is currently a subtenant under that certain “Sublease” effective as of January 1, 2003 (the “Sublease”), between Tenant, as sublessee thereunder, and Elan Pharmaceuticals, Inc., as sublessor thereunder, wherein Tenant is subleasing Eighteen Thousand Eight Hundred Twenty (18,820) rentable square feet of space consisting of the entire eighth (8th) floor of the Building (the “Sublet Premises”). The Sublease expires by its terms on December 14, 2004.

C. The parties hereto have previously entered into that certain “First Amendment to Lease” dated June 23, 2004 (the “First Amendment”), whereby the Sublet Premises was added to the Premises demised under the Lease; however, the Lease Term with respect to the Sublet Premises extended beyond the Lease Term, which expires as of March 31, 2005.

D. The parties hereto now desire to enter into this Restated Amendment to clarify the terms and conditions of the lease of the Sublet Premises, and Landlord and Tenant hereby agree that this Restated Amendment shall replace and supercede the First Amendment, and that from and after the full execution of this Restated Amendment the First Amendment shall be deemed void and of no further force and effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Defined Terms. All capitalized terms used in this Amendment that are not defined herein shall have the meanings as defined in the Lease.

3. Lease of Sublet Premises. As of December 15, 2004 (the “Sublet Premises Commencement Date”), Tenant hereby leases the Sublet Premises from Landlord, and Landlord hereby leases the Sublet Premises to Tenant, on the terms and conditions hereinafter set forth.

As of the Sublet Premises Commencement Date, the Sublet Premises shall be added to the Premises demised under the Lease. Section 2.2 of the Summary is hereby amended by adding the Sublet Premises as of the Sublet Premises Commencement Date.

4. Lease Term for Premises. Landlord and Tenant hereby agree that the Lease Term for the original Premises (Suite 450) shall expire on March 31, 2005. On or before March 31, 2005, Tenant shall return possession of the original Premises (Suite 450) to Landlord in the condition required by the terms of the Lease.

5. Lease Term for Sublet Premises. Notwithstanding that the Lease Term for the original Premises (Suite 450) shall expire on March 31, 2005, the Lease Term for the Sublet Premises shall commence on the Sublet Premises Commencement Date and shall expire on June 14, 2005 (the “Sublet Premises Termination Date”). The period from the Sublet Premises Commencement Date to the Sublet Premises Termination Date shall be known as the “Sublet Premises Term.” Section 3.3 of the Summary is hereby amended by making the Lease Expiration Date for the Sublet Premises only June 14, 2005.

6. Option to Extend the Sublet Premises Term. Landlord hereby grants to Tenant herein one (1) option to extend the Sublet Premises Term (the “Extension Option”) for a period of six (6) months (“Option Term”). The Option Term shall be exercisable only by written notice delivered by Tenant to Landlord as provided in Subsection (i) below, provided that, as of the date of delivery of such notice, the Lease is in full force and effect, and there is no default by Tenant under the Lease beyond any applicable notice and cure periods provided in the Lease. Upon the proper exercise of the Extension Option, and provided that, as of the end of the Sublet Premises Term there is no default by Tenant under the Lease beyond the applicable notice and cure periods provided in the Lease and the other conditions to exercise of such Extension Option are still true, the Sublet Premises Term, as it applies to the Sublet Premises, shall be extended for an additional period of six (6) months. In the event that, as of the end of the Sublet Premises Term there is a default by Tenant under the Lease beyond the applicable notice and cure periods provided in the Lease, Landlord, at its option, may (i) honor the Extension Option and extend the Lease for the Option Term, or (ii) elect to declare the Extension Option null and void, in which event the lease of the Sublet Premises shall expire as of the expiration of the Sublet Premises Term.

(i) Exercise of Option. If Tenant wishes to exercise the Extension Option, then Tenant shall deliver written notice to Landlord of its intent to exercise the Extension Option, which written notice must be received by Landlord not later than February 28, 2005. In the event that Tenant shall fail to timely and properly exercise the Extension Option, such Extension Option shall be deemed, at the option of Landlord, to be null and void and of no further force and effect.

(ii) Base Rent During Option Term. The Base Rent payable during the Option Term shall be equal to One Dollar and Eighty Cents ($1.80) per square foot per month, multiplied by the rentable square footage of the Sublet Premises, or Thirty Three Thousand Eight Hundred Seventy Six Dollars ($33,876.00) per month.

(iii) Restrictions on Extension Option. The Extension Option granted herein is personal to the original Tenant executing this Amendment, and notwithstanding anything to the contrary contained in the Lease, the rights contained in this Amendment are not assignable or transferable by such original Tenant. Landlord grants the rights contained herein to Tenant in consideration of Tenant’s strict compliance with the provisions hereof, including, without limitation, the manner of exercise of the Extension Option.

7. Base Year for Sublet Premises. Notwithstanding anything to the contrary in the Lease, the Base Year with respect to the Sublet Premises only shall be calendar year 2005. Section 5 of the Summary is hereby amended accordingly as of the Sublet Premises Commencement Date.

8. Base Rent for Sublet Premises. The Base Rent payable during the Sublet Premises Term shall be equal to One Dollar and Eighty Cents ($1.80) per square foot per month, multiplied by the rentable square footage of the Sublet Premises, or Thirty Three Thousand Eight Hundred Seventy Six Dollars ($33,876.00) per month. Section 4 of the Summary is hereby amended accordingly as of the Sublet Premises Commencement Date.

9. Tenant’s Share for Sublet Premises. Notwithstanding anything to the contrary in the Lease, the Tenant’s Share with respect to the Sublet Premises only shall be 8.7221%. Section 6 of the Summary is hereby amended accordingly as of the Sublet Premises Commencement Date.

10. Termination of Right of First Offer to Extend the Lease Term. Pursuant to Section 1.3 of the Lease, Landlord has granted to Tenant a right of first offer to extend the Lease Term on the original Premises (Suite 450) (the “Extension Right”). Landlord and Tenant hereby agree that, as of the date hereof, the Extension Right is void and of no further force and effect. Section 1.3 of the Lease is hereby amended accordingly.

11. Termination of Right of First Offer to Lease Additional Space. Pursuant to Section 1.3 of the Lease, Landlord has granted to Tenant a right of first offer to lease Suite 460 in the Building (the “Offer Right”). Landlord and Tenant hereby agree that, as of the date hereof, the Offer Right is void and of no further force and effect. Section 1.3 of the Lease is hereby amended accordingly.

12. Ratification of Lease. Landlord and Tenant hereby acknowledge that, due to an error in drafting by Landlord the Lease was originally executed by Landlord as “Gateway Center LLC, a California limited liability company.” The actual legal entity constituting Landlord is “Gateway Center LLC, a Delaware limited liability company.” Landlord and Tenant hereby ratify the original Lease.

13. Real Estate Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesperson to act for it in connection with this Amendment and the extension of the Lease term contemplated herein, other than BT Commercial Real Estate representing Tenant. Tenant shall indemnify, defend and hold the Landlord harmless from and against any and all claims by any real estate broker or salesperson whom Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Amendment, other than BT Commercial Real Estate.

14. No Change. Except as set forth herein, all of the terms and conditions of the Lease remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and date first written above.

Landlord:				Tenant:

GATEWAY CENTER, LLC,				NOVACEA, INC.,
a Delaware limited liability company				a Delaware corporation

By:	BOSTON PROPERTIES LIMITED PARTNERSHIP,			By:	/s/ Brad Goodwin
	a Delaware limited partnership,			Name:	Brad Goodwin
	its sole member			Title:	Chief Executive Officer

	By:	BOSTON PROPERTIES, INC.
a Delaware corporation,
its general partner

		By:	/s/ Bob Pester	By:	/s/ Edward C. Albini
		Name:	Bob Pester	Name:	Edward C. Albini
		Title:	Senior Vice President and Regional Manager	Title:	Chief Financial Officer

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